Exhibit (d)(1)

                             NORWEST ADVANTAGE FUNDS
                          INVESTMENT ADVISORY AGREEMENT


         AGREEMENT made as of the 1st day of June, 1997, as amended the 1st day of December, 1998, between Norwest Advantage Funds (the "Trust"), a business trust organized under the laws of the State of Delaware with its principal place of business at Two Portland Square, Portland, Maine 04101 and Norwest Investment Management, Inc. (the "Adviser"), a corporation organized under the laws of the State of Minnesota with its principal place of business at Sixth Street and Marquette, Minneapolis, Minnesota 55479.

         WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended, (the "Act") as an open-end management investment company and is authorized to issue interests (as defined in the Trust's Trust Instrument), in separate series;

         WHEREAS, the Trust desires that the Adviser perform investment advisory services for each series of the Trust as listed in Appendix A hereto (each a "Fund" and collectively the "Funds"), and the Adviser is willing to provide those services on the terms and conditions set forth in this Agreement;

         NOW THEREFORE, the Trust and the Adviser agree as follows:

         SECTION 1.  THE TRUST; DELIVERY OF DOCUMENTS

         The Trust is engaged in the business of investing and reinvesting its assets in securities of the type and in accordance with the limitations specified in its Trust Instrument, By-Laws and Registration Statement filed with the Securities and Exchange Commission (the "Commission") under the Act and the Securities Act of 1933 (the "Securities Act"), including any representations made in the prospectus and statement of additional information relating to the Funds contained therein and as may be supplemented from time to time, all in such manner and to such extent as may from time to time be authorized by the Trust's Board of Trustees (the "Board"). The Trust is currently authorized to issue thirty-nine series of shares, and the Board is authorized to issue any unissued shares in any number of additional classes or series. The Trust has delivered copies of the documents listed in this Section 1 and will from time to time furnish Adviser with any amendments thereof.

         SECTION 2.  INVESTMENT ADVISER; APPOINTMENT

         The Trust hereby employs Adviser, subject to the direction and control of the Board, to manage the investment and reinvestment of the assets in the Funds and, without limiting the generality of the foregoing, to provide other services specified in Section 3 hereof.

         SECTION 3.  DUTIES OF THE ADVISER

(a) The Adviser shall make decisions with respect to all purchases and sales of securities and other investment assets in the Funds. Among other things, the Adviser shall make all decisions with respect to the allocation of the Funds' investments in various securities or other assets, in investment styles and, if applicable, in other investment companies or pooled vehicles in which a Fund may invest. To carry out such decisions, the Adviser is hereby authorized, as agent and attorney-in-fact for the Trust, for the account of, at the risk of and in the name of the Trust, to place orders and issue instructions with respect to those transactions of the Funds. In all purchases, sales and other transactions in securities for the Funds, the Adviser is authorized to exercise full discretion and act for the Trust in the same manner and with the same force and effect as the Trust might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.

(b) The Adviser will report to the Board at each meeting thereof all changes in the Funds since the prior report, and will also keep the Board informed of important developments affecting the Trust, each Fund and the Adviser, and on its own initiative, will furnish the Board from time to time with such information as the Adviser may believe appropriate for this purpose,


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


     whether concerning the individual companies whose securities are included in a Fund's holdings, the industries in which they engage, or the economic, social or political conditions prevailing in each country in which a Fund maintains investments. The Adviser will also furnish the Board with such statistical and analytical information with respect to securities in the Funds as the Adviser may believe appropriate or as the Board reasonably may request. In making purchases and sales of securities for the Funds, the Adviser will bear in mind the policies set from time to time by the Board as well as the limitations imposed by the Trust's Trust Instrument, By-Laws and Registration Statement under the Act and the Securities Act, the limitations in the Act and in the Internal Revenue Code of 1986, as amended, in respect of regulated investment companies and the investment objectives, policies and restrictions of each Fund.


(c) The Adviser will from time to time employ or associate with such persons as the Adviser believes to be particularly fitted to assist in the execution of the Adviser's duties hereunder, the cost of performance of such duties to be borne and paid by the Adviser. No obligation may be incurred on the Trust's behalf in any such respect.


(d) The Adviser shall maintain records relating to portfolio transactions and the placing and allocation of brokerage orders as are required to be maintained by the Trust under the Act. The Adviser shall prepare and maintain, or cause to be prepared and maintained, in such form, for such periods and in such locations as may be required by applicable law, all documents and records relating to the services provided by the Adviser pursuant to this Agreement required to be prepared and maintained by the Trust pursuant to the rules and regulations of any national, state, or local government entity with jurisdiction over the Trust, including the Commission and the Internal Revenue Service. The books and records pertaining to the Trust which are in possession of the Adviser shall be the property of the Trust. The Trust, or the Trust's authorized representatives, shall have access to such books and records at all times during the Adviser's normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided promptly by the Adviser to the Trust or the Trust's authorized representatives.


(e) With respect to a Fund, the Adviser shall have no duties or obligations pursuant to this Agreement, including any obligation to reimburse Fund expenses pursuant to Section 4 hereof, during any period during which the Fund invests all (or substantially all) of its investment assets in a registered, open-end management investment company, or separate series thereof, in accordance with Section 12(d)(1)(E) under the Act.


         SECTION 4.  EXPENSES

(a) The Adviser shall be responsible for that portion of the net expenses of the Fund (except interest, taxes, brokerage, fees and other expenses paid by the fund in accordance with an effective plan pursuant to Rule 12b-1 under the Act and organization expenses, all to the extent such exceptions are permitted by applicable state law and regulation) incurred by the Fund during the Fund's fiscal year or portion thereof that this Agreement is in effect which, as to the Funds, in any such year exceeds the limits applicable to the Fund under the laws or regulations of any state in which shares of the Fund are qualified for sale (reduced pro rata for any portion of less than a year) and which is not assumed by Forum Financial Services, Inc., the Trust's manager and distributor, or any other person.

(b) The Trust hereby confirms that, subject to the foregoing, the Trust shall be responsible and shall assume the obligation for payment of all the Trust's other expenses, including: interest charges, taxes, brokerage fees and commissions; certain insurance premiums; fees, interest charges and expenses of the Trust's custodian, transfer agent and dividend disbursing agent; telecommunications expenses; auditing, legal and compliance expenses; costs of the Trust's formation and maintaining its existence; costs of preparing and printing the Trust's prospectuses, statements of additional information, account application forms and shareholder reports and delivering them to existing and prospective shareholders; costs of


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


     maintaining books of original entry for portfolio and fund accounting and other required books and accounts and of calculating the net asset value of shares in the Trust; costs of reproduction, stationery and supplies; compensation of the Trust's trustees, officers, employees and other personnel performing services for the Trust who are not the Adviser's employees or employees of Forum Financial Services, Inc. or affiliated persons of either; costs of corporate meetings; registration fees and related expenses for registration with the Commission and the securities regulatory authorities of other countries in which the Trust's shares are sold; state securities law registration fees and related expenses; fees and out-of-pocket expenses payable to Forum Financial Services, Inc. under any distribution, management or similar agreement; and all other fees and expenses paid by the Trust pursuant to any distribution or shareholder service plan adopted pursuant to Rule 12b-1 under the Act.


         SECTION 5.  STANDARD OF CARE

         The Trust shall expect of the Adviser, and the Adviser will give the Trust the benefit of, the Adviser's best judgment and efforts in rendering its services to the Trust, and as an inducement to the Adviser's undertaking these services the Adviser shall not be liable hereunder for any mistake of judgment or in any event whatsoever, except for lack of good faith, provided that nothing herein shall be deemed to protect, or purport to protect, the Adviser against any liability to the Trust or to the Trust's security holders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser's duties hereunder, or by reason of the Adviser's reckless disregard of its obligations and duties hereunder.

         SECTION 6.  COMPENSATION

(a) In consideration of the foregoing, the Trust shall pay the Adviser, with respect to each of the Funds, a fee at an annual rate as listed in Appendix A hereto. Such fees shall be accrued by the Trust daily and shall be payable monthly in arrears on the first day of each calendar month for services performed hereunder during the prior calendar month. The Adviser's reimbursement, if any, of a Fund's expenses as provided in Section 4 hereof, shall be estimated and paid to the Trust monthly in arrears, at the same time as the Trust's payment to the Adviser for such month. Payment of the advisory fee will be reduced or postponed, if necessary, with any adjustments made after the end of the year.

(b) No fee shall be payable hereunder with respect to a Fund during any period in which the Fund invests all (or substantially all) of its investment assets in a single registered, open-end management investment company, or separate series thereof, in accordance with Section 12(d)(1)(E) under the 1940 Act;


(c) The adviser shall receive a fee of 0.25% (0.35% in the case of the WealthBuilder Portfolios and 0.00% for Cash Investment Fund) for asset allocation services if a Fund invests some or all (or substantially all) of its investment assets in two or more registered, open-end management investment companies, or separate series thereof, in each case, in accordance with Section 12(d)(1)(h) under the Act, the rules thereunder or an exemptive order issued by the Commission exempting the Fund from the provisions of Section 12(d)(1)(A) under the Act (a "Fund of Funds structure")


(d) To the extent the Board determines that a Fund should invest a portion of its assets directly in portfolio securities, rather than in a portfolio of Core Trust (Delaware) or other portfolio, with respect to those assets the Fund will pay the Adviser the same fee that the portfolio was paying its adviser (the fees of each portfolio will be disclosed in the proxy statement and prospectus).


         SECTION 7.  EFFECTIVENESS, DURATION AND TERMINATION

(a) This Agreement shall become effective with respect to a Fund immediately upon approval by a majority of the outstanding voting securities of that Fund.

(b) This Agreement shall remain in effect with respect to a Fund for a period of one year from the date of its effectiveness and shall continue in effect for successive twelve-month periods (computed from each anniversary date of the approval) with respect to the Fund; provided that such continuance is specifically approved at least annually (I) by the Board or by the vote of a majority of the outstanding voting securities of the Fund, and, in either case, (ii) by a majority of the Trust's trustees who are not parties to this Agreement or interested persons of any such party (other than as trustees of the Trust); provided further, however, that if this Agreement


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


     or the continuation of this Agreement is not approved as to a Fund, the Adviser may continue to render to that Fund the services described herein in the manner and to the extent permitted by the Act and the rules and regulations thereunder.


(c) This Agreement may be terminated with respect to a Fund at any time, without the payment of any penalty, (I) by the Board or by a vote of a majority of the outstanding voting securities of the Fund on 60 days' written notice to the Adviser or (ii) by the Adviser on 60 days' written notice to the Trust. This Agreement shall terminate upon assignment.


         SECTION 8.  ACTIVITIES OF THE ADVISER

         Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the Adviser's right, or the right of any of the Adviser's officers, directors or employees who may also be a trustee, officer or employee of the Trust, or persons otherwise affiliated persons of the Trust to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

         SECTION 9.  SUBADVISERS

         At its own expense, the Adviser may carry out any of its obligations under this Agreement by employing, subject to your supervision, one or more persons who are registered as investment advisers pursuant to the Investment Advisers Act of 1940, as amended, or who are exempt from registration thereunder ("Subadvisers"). Each Subadviser's employment will be evidenced by a separate written agreement approved by the Board and, if required, by the shareholders of the Fund. The Adviser shall not be liable hereunder for any act or omission of any Subadviser, except to exercise good faith in the employment of the Subadviser and except with respect to matters as to which the Adviser assumes responsibility in writing.

         SECTION 10.  LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

         The Trustees of the Trust and the interest holders of the Fund shall not be liable for any obligations of the Trust or of the Fund under this Agreement, and the Adviser agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust or the Fund to which the Adviser's rights or claims relate in settlement of such rights or claims, and not to the Trustees of the Trust or the interest holders of the Fund.

         SECTION 11.  "NORWEST" NAME

         If the Adviser ceases to act as investment adviser to the Trust or any Fund whose name includes the word "Norwest," or if the Adviser requests in writing, the Trust shall take prompt action to change the name of the Trust any such Fund to a name that does not include the word "Norwest." The Adviser may from time to time make available without charge to the Trust for the Trust's use any marks or symbols owned by the adviser, including marks or symbols containing the word "Norwest" or any variation thereof, as the Adviser deems appropriate. Upon the Adviser's request in writing, the Trust shall cease to use any such mark or symbol at any time. The Trust acknowledges that any rights in or to the word "Norwest" and any such marks or symbols which may exist on the date of this Agreement or arise hereafter are, and under any and all circumstances shall continue to be, the sole property of the Adviser. The Adviser may permit other parties, including other investment companies, to use the word "Norwest" in their names without the consent of the Trust. The Trust shall not use the word "Norwest" in conducting any business other than that of an investment company registered under the Act without the permission of the Adviser.

         SECTION 12.  MISCELLANEOUS

(a) No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto and, if required by the Act, by a vote of a majority of the outstanding voting securities of any Fund thereby affected. No amendment to this Agreement or the termination of this Agreement with respect to a Fund shall effect this Agreement as it pertains to any other Fund, nor shall any such amendment require the vote of any of the Fund's shareholders.


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



(b) Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.


(c) This Agreement shall be governed by and shall be construed in accordance with the laws of the State of Delaware.


(d) The terms "vote of a majority of the outstanding voting securities," "interested person," "affiliated person" and "assignment" shall have the meanings ascribed thereto in the Act.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed effective as of the day and year first above written.


                             NORWEST ADVANTAGE FUNDS



                               By: John Y. Keffer
                                   President


                                             NORWEST INVESTMENT MANAGEMENT, INC.



                              By: P. Jay Kiedrowski
                                  President





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




                             NORWEST ADVANTAGE FUNDS
                          INVESTMENT ADVISORY AGREEMENT

                                   Appendix A

                                  July 28, 1998



P.       Investment Advisory Fees

                                                                    Fee as a % of the Annual
Funds of the Trust                                            Average Daily Net Assets of the Fund

Cash Investment Fund,
Treasury Plus Fund,
Treasury Fund and
U.S. Government Fund                                      0.20% of the first $300 million of assets
                                                          0.16% for next $400 million of assets
                                                          0.12% of the remaining net assets
Ready Cash Investment Fund                                0.40% of the first $300 million of assets
                                                          0.36% for next $400 million of assets
                                                          0.32% of the remaining net assets
Municipal                                                 Money    Market   Fund
                                                          0.35%  of  the   first
                                                          $500 million of assets
                                                          0.325%  for next  $500
                                                          million    of   assets
                                                          0.30% of the remaining
                                                          net assets

Stable Income Fund                                        0.30%
Limited Term Government Income Fund                       0.33%
Intermediate Government Income Fund                       0.33%
Diversified Bond Fund                                     0.35%
Income Fund                                               0.50%
Total Return Bond Fund                                    0.50%
Limited Term Tax-Free Fund                                0.50%
Minnesota Intermediate Tax-Free Fund                      0.25%
Minnesota Tax-Free Fund and
Colorado Tax-Free Fund                                    0.50% of the first $300 million of assets
                                                          0.46% of next $400 million of assets
                                                          0.42% of the remaining net assets
Tax-Free Income Fund                                      0.50%
Strategic Income Fund                                     0.45%
Moderate Balanced Fund                                    0.53%
Growth Balanced Fund                                      0.58%
Aggressive Balanced-Equity Fund                           0.63%
Index Fund                                                0.15%
Income Equity Fund                                        0.50%




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                                                                    Fee as a % of the Annual
Funds of the Trust                                            Average Daily Net Assets of the Fund

ValuGrowth Stock Fund                                     0.80% of the first $300 million of assets
                                                          0.76% of the next $400 million of assets
                                                          0.72% of the remaining net assets
Diversified Equity Fund                                   0.65%
Growth Equity Fund                                        0.90%
Large Company Growth Fund                                 0.65%
Diversified Small Cap Fund                                0.90%
Small Company Stock Fund                                  0.90%
Small Company Growth Fund                                 0.90%
Small Cap Opportunities Fund                              0.60%
International Fund                                        0.85%
Performa Strategic Value Bond Fund                        0.50%
Performa Disciplined Growth Fund                          0.90%
Performa Small Cap Value Fund                             0.95%
Performa Global Growth Fund                               0.65%




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                             NORWEST ADVANTAGE FUNDS
                          INVESTMENT ADVISORY AGREEMENT

                                   Appendix B

                                December 1, 1998

                       Norwest Investment Management, Inc.
                                 Norwest Center
                               Sixth and Marquette
                        Minneapolis, Minnesota 55479-0046


                                                  November 10, 1998



Mr. John Y. Keffer
President
Norwest Advantage Funds
Two Portland Square
Portland, Maine  04101


Dear Mr. Keffer:

         As you are aware, Norwest Advantage Funds (the "Trust"), MasterWorks Funds Inc. ("Masterworks") and Managed Series Investment Trust ("MSIT") are parties to the Agreement and Plan of Consolidation, dated as of November 10, 1998 (the "Plan"), by and among MasterWorks, for itself and on behalf of the Growth Stock Fund (the GS Fund"), MSIT, for itself and on behalf of the Growth Stock Master Portfolio, and the Trust, for itself and on behalf of the Large Company Growth Fund (the "LCG Fund"). The Plan provides that the assets and liabilities of the GS Fund will be conveyed to, and acquired and assumed by, the LCG Fund, in exchange for shares of equal value of the LCG Fund which will thereafter promptly be distributed to the shareholders of the GS Fund in connection with its liquidation as described in the Plan (the "Consolidation"), under the terms and conditions provided for in the Plan. The Plan provides that, as a condition to the consummation of the Consolidation, the parties thereto will receive an opinion of counsel to the Trust to the effect that the Consolidation should constitute a reorganization within the meaning of Section
368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Reorganization"). As an inducement for the Trust, on behalf of the LCG Fund, to consummate the Consolidation, Norwest Investment Management, Inc. (the "Adviser") is agreeing to indemnify the Trust and its Trustees and officers as set forth below.

         Pursuant to Section 12(a) of the Investment Advisory Agreement dated June 1, 1997 between the Trust and the Adviser (the "Agreement"), the Trust and the Adviser may amend the Agreement by a written agreement properly authorized and executed by both parties thereto. The Trust and the Adviser hereby amend the Agreement to add the following appendix:

                                   Appendix B

(a) The Adviser (the "Indemnitor") hereby agrees to indemnify and hold the Trust, its affiliates, successors and assigns, and each of their officers, directors, trustees, and agents (the "Indemnitee(s)"), harmless from and against any and all obligations, losses, claims, damages, costs, charges or other expenses of every kind and character (including but not limited to attorney's fees and litigation costs) ("Losses"), which may accrue or be sustained by such Indemnitee(s) arising out of or as a result of a claim that the Consolidation failed to constitute a Reorganization, except to the extent that such loss is the proximate result of the negligence or willful misconduct of an Indemnitee. "Losses" shall include all amounts paid in settlement of any claim, demand, action, suit or proceeding, provided the settlement is approved by the Indemnitor pursuant to paragraph (b) below, and shall include all Losses arising from claims by shareholders of the GS Fund based on a failure of the Consolidation to constitute a Reorganization.


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


(b) In the event any action, suit or other proceeding (a "case") is initiated against any such Indemnitee(s) that may result in a claim against the Indemnitor under this letter agreement, such Indemnitee(s) shall promptly notify the Indemnitor in writing of the institution of such case (but the failure to notify shall not relieve the Indemnitor from any liability it may have pursuant to this letter agreement, except to the extent that the Indemnitor is materially and adversely affected by such failure to notify) and the Indemnitor shall be entitled to promptly assume the defense of such case, including the employment of counsel reasonably satisfactory to such Indemnitee(s) and payment of expenses. The Indemnitee(s) shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such Indemnitee(s) unless (I) the Indemnitor fails to assume or pursue or unreasonably fails to promptly assume or diligently pursue, the defense of such case; (ii) the employment of such counsel shall have been authorized in writing by the
     Indemnitor in connection with the defense of such case; (iii) the Indemnitor shall not have promptly employed counsel reasonably satisfactory to such Indemnitee(s) to have charge of the defense of such case; or (iv) such Indemnitee(s) shall have been advised by counsel that there may be one or more legal defenses available to it or them or to other Indemnitee(s) which are different from or additional to those available to the Indemnitor and which the Indemnitor will not or is not able to diligently pursue. In any of these events, such reasonable fees and expenses of the Indemnitee(s)' defense shall be borne by the Indemnitor and the Indemnitor shall not have the right to direct the defense of such case on behalf of the Indemnitee(s), it being understood, however, that the Indemnitor shall not, in connection with any one such case or separate but substantially similar or related cases in the same jurisdiction arising out of the same general allegations or circumstances, be liable to any Indemnitee(s) for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel). Anything in this paragraph to the contrary notwithstanding, the Indemnitor shall not be liable for any settlement of any claim, demand or case effected without its written consent, which shall not be unreasonably withheld.


(c) If the Indemnitor defends any case, it shall do so at its own cost and expense, holding the Indemnitee(s) harmless from all costs, fees, expenses, debts, liabilities, and charges in connection with such defense; shall diligently defend against such case; and, during the pendency of the case, shall hold such Indemnitee(s)' business and assets free and harmless from any attachment, execution, judgement, lien or other legal process.


(d) The rights of the Indemnitee(s) with respect to any claim that the Consolidation failed to qualify as a Reorganization shall not be limited to the indemnification described herein, and shall be in addition to, and shall not be exclusive of, any other rights or remedies at law or in equity that may accrue to such Indemnitee(s).


(e) It is expressly agreed that all obligations of the Indemnitor set forth in this Agreement shall be binding upon its successors and assigns and shall survive the Consolidation.


     If the foregoing amendment is satisfactory to you, please sign and return the enclosed copy of this letter to acknowledge your agreement.

                                             Very truly yours,


--------------------------------------------------------------------------------
                                             P. Jay Kiedrowski
                                             President
                                             Norwest Investment Management, Inc.


Accepted and agreed to as of November 10, 1998


--------------------------------------------------------------------------------
John Y. Keffer
President
Norwest Advantage Funds


cc:      Donald Burkhardt
         Vice Chairman of the Board of Trustees of Norwest Advantage Funds and Chairman of the Audit Committee





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